Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES
WARRANTS TO PURCHASE COMMON SHARES
COMMON SHARES UNDERLYING EXCHANGEABLE SHARES
COMMON SHARES UNDERLYING D-WAVE OPTIONS
COMMON SHARES UNDERLYING D-WAVE WARRANTS
COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On March 2, 2023, the last reported sales prices for the Common Shares and Warrants on the NYSE were $0.70 and $0.09, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 50 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 3, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	84-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.          Entry into a Material Definitive Agreement.

On March 1, 2023, D-Wave Systems Inc., an indirectly, wholly-owned subsidiary of D-Wave Quantum Inc., entered into an amendment (the “Amendment”) to the Agreement for Semiconductor Line Operation, dated as of December 23, 2012, by and between Cypress Semiconductor Corporation and D-Wave Systems Inc., as amended and assigned to SkyWater Technology Foundry, Inc. (the “Agreement”).  This Agreement is for the purchase of available capacity of Cypress’ 8” wafer semiconductor line for the purposes of manufacturing wafers as well as services related to the use of such semiconductor line.  The Amendment revised the pricing and quarterly commitments set forth under the Agreement.

The above description of the material terms of the Amendment is qualified in its entirety by the Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.          Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1†
Thirteenth Amendment, dated March 1, 2023, between D-Wave Systems Inc. and SkyWater Technology Foundry, Inc. to the Agreement for Semiconductor Line Operation, dated as of December 23, 2012, by and between Cypress Semiconductor Corporation and D-Wave Systems Inc., as amended and assigned to SkyWater Technology Foundry, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†  Certain portions of this exhibit (indicated by “[*****]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: March 3, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

THIRTEENTH AMENDMENT
TO
SEMICONDUCTOR LINE OPERATION AGREEMENT
BY AND BETWEEN
SKYWATER TECHNOLOGY FOUNDRY, INC. AND D-WAVE SYSTEMS INC.

This THIRTEENTH AMENDMENT (“13th Amendment”), entered into on and effective as of December 15, 2022 (the “Amendment Effective Date”), amends the terms of the SEMICONDUCTOR LINE OPERATION AGREEMENT (the “Agreement”) dated December 23, 2012, as amended from time to time by twelve (12) prior amendments, the last of which was dated April 30, 2020, by and between SkyWater Technology Foundry, Inc. (“SkyWater”) and D-Wave Systems Inc. (“D-Wave”), each a “Party” and collectively, the “Parties”.

WHEREAS:

A.	On April 30, 2020 the Parties revised the Activity Billing; and

B.	In connection with the foregoing and to address the SkyWater’s revised Activity Billing rates as of January 2022, the Parties wish to further amend the Agreement.

NOW THEREFORE, the Parties agree to amend the Agreement as follows:

1.	Revised Activity Billing. As of December 26, 2022, in Appendix 3, Pricing and Quarterly Commitments of the Agreement, as amended from time to time, is DELETED and replaced with the following:

Annual Activity Commit	Fab Activity Rate ($USD)	Engineering Hourly Rate ($USD)	Engineering Tech Hourly Rate ($USD)	Free Engineering Tech Hours	Number of Hot Lots Included
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Hot Lot Price: [*****]. Hot Hand Carry (HHC) Lot Upgrade Price: [*****]. At [*****] annual activity commit level and higher, HHC upgrade price [*****].

2. Miscellaneous.

2.1 It is understood between the Parties that, other than as expressly amended herein, all the terms of the Agreement, as previously amended, will remain unchanged and applicable. To the extent that there is any inconsistency between the terms of this 13th Amendment and the Agreement, as previously amended, the terms of this 13th Amendment shall govern.

2.2 The entirety of the terms of this 13th Amendment, are incorporated into the Agreement by reference.

(Signature page follows.)
SkyWater and D-Wave Proprietary	Page 1 of 2

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this 13th Amendment as of the Amendment Effective Date.

SKYWATER TECHNOLOGY FOUNDRY, INC.		D-WAVE SYSTEMS INC.

By:	/s/ Mark Litechy	By:	/s/ Mark W. Johnson, Ph.D.
Name:	Mark Litecky	Name:	Mark W. Johnson, Ph.D.
Title:	Chief Revenue Officer	Title:	Senior Vice President, Quantum Technologies and Systems Products
Date:	March 1, 2023	Date:	February 15, 2023

Signature page to Thirteenth Amendment to Semiconductor Line Operation Agreement SkyWater and D-Wave Proprietary	Page 2 of 2